EXHIBIT 10.3

FOURTH AMENDMENT TO LEASE

This Fourth Amendment to Lease (“Amendment”) made and entered into this 25th day of June, 2012, by and between G&I VI 321/323 NORRISTOWN FE LLC, hereinafter referred to as “Landlord” and CLINFORCE, INC., hereinafter referred to as “Tenant”

WHEREAS, Landlord leases a total of 14,459 rentable square feet (“RSF”) of space commonly referred to as Suite 200 (4,739 RSF), Suite 205 (2,979 RSF), Suite 215 (3,436 RSF) and Suite 225 (3,305 RSF) (collectively, the “Original Premises”) located at 321 Norristown Road, Ambler, PA, 19002 (“Building”), to Tenant pursuant to that certain Lease dated August 7, 2006, as amended January 2, 2007; as amended September 23, 2008 and as amended October 30, 2008, hereinafter collectively referred to as “Lease,” the Original Premises being more particularly described therein; and

WHEREAS, Tenant desires to expand the size of the Original Premises by adding an additional 1,893 RSF of space (Suite 230) under the Lease;

WHEREAS, Landlord and Tenant wish to amend the Lease as follows;

NOW, THEREFORE, in consideration of these present and the agreement of each other, Landlord and Tenant agree that the Lease shall be and the same is hereby amended as follows:

1. Incorporation of Recitals. The recitals set forth above, the Lease referred to therein and the exhibits attached hereto are hereby incorporated herein by reference as if set forth in full in the body of this Amendment. Capitalized terms not otherwise defined herein shall have the meanings given to them in the Lease.

2. Lease of Additional Premise.

(a)      The Lease is hereby amended to provide that Landlord hereby demises and lets unto Tenant, and Tenant hereby leases and hires from Landlord, all that certain space on the second floor of the Building containing approximately 1,893 RSF of space (Suite 230) (the “Additional Premises”), as shown on Exhibit “A”, attached hereto and made a part hereof.

(b)      The term of the Lease for the Additional Premises shall commence on the date which is the earlier of(i) when Tenant, with Landlord’s prior consent, assumes possession of the Additional Premises for its Permitted Uses, or (ii) upon substantial completion of the improvements required to be made by Landlord to the Additional Premises under Article 2(c) below (“Additional Premises Commencement Date”). Substantial completion means that the initial improvements called for by this Amendment have been completed to the extent that the Additional Premises may be occupied by Tenant for its Permitted Use, subject only to completion of minor finishing, adjustment of equipment, and other minor construction aspects, and Landlord has procured a temporary or permanent certificate of occupancy permitting the occupancy of the Additional Premises, if required by law (hereafter, “substantial completion”). It is estimated that the Additional Premises Commencement Date will be July 1, 2012. It is the mutual intention of Landlord and Tenant that the Additional Premises shall be leased to and occupied by Tenant on and subject to all of the terms, covenants and conditions of the Lease except as otherwise expressly provided to the contrary in this Amendment, and to that end, Landlord and Tenant hereby agree that from and after the Additional Premises Commencement Date, the word “Premises”, as defined in the Lease, shall mean and include both the Original Premises and the Additional Premises, containing a total of 16,352 RSF, unless the context otherwise requires.

(c)         Landlord shall construct the Additional Premises in substantial conformity with the plan entitled “SK-3”, dated May 23,2012 and drawn by Charles Matsinger Associates (“Landlord’s Work”), which is attached hereto, made a part hereof and marked as Exhibit “B”. Landlord shall only be responsible for payment of a maximum cost of $2,129.62 for the Landlord’s Work (the “Landlord Allowance”). All costs of the Landlord’s Work in excess of the Landlord Allowance shall be borne by Tenant, and shall be paid to Landlord within ten (10) days of delivery of an invoice and reasonable documentation therefor.

(d)         Upon completion of Landlord’s Work, Landlord and Tenant shall schedule a pre-occupancy inspection of the Additional Premises, at which time a punchlist of outstanding items, if any, shall be completed. Landlord shall use reasonable efforts to complete the items on the punchlist within thirty (30) days, or if the nature ofthe items requires additional time, within such additional time as is reasonable necessary.

(e)         The Additional Premises Commencement Date shall be confirmed by Landlord and Tenant by the execution of a Confirmation of Lease Term in the form attached hereto as Exhibit “C’. If Tenant fails to execute or object to the Confirmation of Lease Term within ten (10) business days of its delivery, Landlord’s determination of such dates shall be deemed accepted.

3. Term: The Lease term for the Additional Premises shall commence on the Additional Premises Commencement Date. The Additional Premises shall terminate on December 31, 2013, coterminously with the Original Premises.

4. Fixed Rent:

(a)            From and after the Additional Premises Commencement Date, Tenant shall pay to Landlord Fixed Rent for the Additional Premises (1,893 RSF) as follows:

TIME	PER	MONTHLY	ANNUAL
PERIOD.	RSF	INSTALLMENT	BASE RENT

Additional Premises
Commencement Date-
12/31/13	$17.50	$2,760.63	$33,127.50

(b)            Tenant shall pay to Landlord without notice or demand, and without set-off, except as specifically set forth in the Lease, the annual Fixed Rent payable in the monthly installments of Fixed Rent as set forth above, in advance on the first day of each calendar month during the Term by (i) check sent to and made payable to G&I VI Interchange Office LLC, Lockbox #6921, P0 Box 8500, Philadelphia, PA 19178-6921 (Please reference tenant name and payment description) or (ii) wire transfer of immediately available funds to the account at Wells Fargo Bank, N.A., G&I VI Interchange Office LLC, Account #200030594526, ABA #031000503 (please reference payment name and payment description); such transfer to be confirmed by Landlord’s accounting department upon written request by Tenant. All payments must include the following information: Building #D125 and Lease #___. The Lease number will be provided by Landlord within a reasonable period of time following the execution of this Amendment.

5. Additional Rent.

(a)      From and after the Additional Premises Commencement Date, Tenant’s Proportionate Share shall be 27.26%.

(b)      The Base Year for the Additional Premises is calendar year 2012.

(c)      The following language shall be added as the second paragraph to Article 4 of the Lease:

In calculating the Recognized Expenses as hereinbefore described, if for thirty (30) or more days during the preceding Lease Year less than ninety-five (95%) percent of the rentable area of the Building shall have been occupied by tenants, then the Recognized Expenses attributable to the Building shall be deemed for such Lease Year to be amounts equal to the Recognized Expenses which would normally be expected to be incurred had such occupancy of the Building been at least ninety-five (95%) percent throughout such year, as reasonably determined by Landlord (i.e., taking into account that certain expenses depend on occupancy (e.g., janitorial) and certain expenses do not (e.g., landscaping)). Furthermore, if Landlord shall not furnish any item or items of Recognized Expenses to any portions of the Building because such portions are not occupied or because such item is not required by the tenant of such portion of the Building, for the purposes of computing Recognized Expenses, an equitable adjustment shall be made so that the item of operating expense in question shall be shared only by tenants actually receiving the benefits thereof.

(d) The management fee referenced in Article 4 of the Lease shall not exceed 5% of Rent.

6. Electricity Charges.

(a) Notwithstanding anything to the contrary contained in Article 5 of the Lease, Original Premises and Additional Premises heat and air-conditioning services will be provided on Saturdays between the hours of 8:00 a.m. and 1:00 p.m. (which are still considered a part of Working Hours) only upon the prior written request of Tenant.

(b) Landlord is hereby authorized to request and obtain, on behalf of Tenant, Tenant’s electric consumption data from the applicable utility provider.

7. Tenant Representations: Tenant hereby confirms that (i) the Lease is in full force and effect and Tenant is in possession of the Original Premises; (ii) there are no defaults by Landlord under the Lease and (iii) Tenant’s security deposit is $7,305.96.

8. Brokerage Commission Landlord and Tenant mutually represent and warrant to each other that they have not dealt, and will not deal, with any real estate broker or sales representative in connection with this proposed transaction except for Cresa. Each party agrees to indemnify, defend and hold harmless the other and their directors, officers and employees from and against all threatened or asserted claims, liabilities, costs and damages (including reasonable attorney’s fees and disbursements) which may occur as a result of a breach of this representation.

9. Rules and Regulations. At all times during the Term, Tenant, its employees, agents, invitees and licenses shall comply with all rules and regulations specified on Exhibit “D,” attached hereto and made a part hereof, together with all reasonable rules and regulations as Landlord may from time to time promulgate provided they do not materially increase the financial burdens of Tenant or take away any rights specifically provided to Tenant in the Lease. In the event of an inconsistency between the rules and regulations and the Lease, the provisions of the Lease shall control.

10. Binding Effect. Except as expressly amended hereby, the Lease remains in full force and effect in accordance with its terms. Tenant specifically acknowledges and agrees that Article 18 of the Lease concerning Confession of Judgment is and shalt remain in full force and effect in accordance with its terms.

IN WITNESS WHEREOF, Landlord and Tenant have duly executed this agreement on the date first above written.

LANDLORD;
G&I VI 321/323 NORRISTOWN FE LLC
WITNESS:

/s/ J Alexander	By: /s/ Jean Marie Apruzzese

Name: Jean Marie Apruzzese
Title: Vice President

TENANT:
CLINFORCE, INC
ATTEST:

By: /s/ Tony Sims 6/20/12
Name: Tony Sims
Title: President

EXHIBIT "B"
LANDLORD'S WORK

A
B
C
12'-2"
16'-6"
OFFICE
FILES
6x6 WORKSTATIONS
COPY
FURN COUNTERS
BREAK ROOM
STAIR 3
SPACE PLAN
SCALE: 1/8"=1'-0
DATE: 5-23-12
DR BY: SLW
SK-3
CMA NO. 26006.28
Springhouse Corp. Center
Springhouse I
Clinforce Expansion
CMA

EXHIBIT “C”
CONFIRMATION OF LEASE TERM

Tenant:   ClinForce, Inc.
Additional Premises:   Suite 230, 321 Norristown Rd., Ambler, PA
Square Footage of Additional Premises:   1,893 RSF

THIS MEMORANDUM is made as of the____day of _______________, 2012, between G&1 VI 32 1/323 NORRISTOWN FE LLC, a Delaware limited liability company, with an office at 220 East 42nd Street, New York, New York (“Landlord’) and CLINFORCE. INC. with its principal place of business at 4815 Emperor Blvd., Durham, NC 27713 (“Tenant”), who entered into a Fourth Amendment to Lease (“Amendment”) dated for reference purposes as of June __, 2012, covering certain Additional Premises located at Suite 230, 321 Norristown Rd., Ambler, PA. All capitalized terms, if not defined herein, shall be defined as they are defined in the Lease.

1.             The Parties to this Memorandum hereby agree that the date of_______________ , 2012 is the “Additional Premises Commencement Date” and the date December 31, 2013 is the expiration date of the Lease.

2.             Tenant hereby confirms the following:

(a)           That it has accepted possession of the Additional Premises pursuant to the terms of the Amendment;

(b)           That the improvements, including the Landlord’s Work, required to be furnished according to the Amendment by Landlord have been substantially completed;

(c)           That Landlord has fulfilled all of its duties of an inducement nature or is otherwise set forth in the Amendment;

(d)           That there are no offsets or credits against rentals, and the $7,305.96 Security Deposit has been paid as provided in the Lease;

(e)           That there is no default by Landlord or Tenant under the Lease and the Lease is in full force and effect.

3.                 Landlord hereby confirms to Tenant that its Building Number is D125 and its Lease Number is ______.  This information must accompany each Rent check or wire payment.

                4.
Tenant's Notice Address is:	Tenant's Billing Address is:
ClinForce, Inc.
4815 Emperor Blvd.
Durham, NC 27713
Attn: Maria Phillips	Attn:
Phone No.:	Phone No.:
Fax No.:	Fax No.:
E-mail:	E-mail:

5.           This Memorandum, each and all of the provisions hereof, shall inure to the benefit, or bind, as the case may require, the parties hereto, and their respective successors and assigns, subject to the restrictions upon assignment and subletting contained in the Lease.

6.           Landlord hereby advises Tenant that it contracts with Exigis LLC, as its third party insurance compliance manager. Landlord authorizes Tenant to provide information as requested by Exigis LLC on Landlord’s behalf. Tenant’s insurance broker is:

Attn:
Phone No.:
E-mail:

WITNESS:	LANDLORD:
G&I VI 32 1/323 NORRISTOWN FE LLC

By:

WITNESS:	TENANT:
CLINFORCE, INC.

By:

EXHIBIT “D”
BUILDING RULES AND REGULATIONS
LAST REVISION: January 1. 2009

Landlord reserves the right to rescind any of these rules and make such other and further rules and regulations as in the judgment of Landlord shall from time to time be needed for the safety, protection, care and cleanliness of the Project, the operations thereof, the preservation of good order therein and the protection and comfort of its tenants, their agents, employees and invitees, which rules when made and notice thereof given to Tenant shall be binding upon him, her or it in a like manner as if originally prescribed.

1.
Sidewalks, entrances, passages, elevators, vestibules, stairways, corridors, halls, lobby and any other part of the Building shall not be obstructed or encumbered by any Tenant or used for any purpose other than ingress or egress to and from each tenant’s premises. Landlord shall have the right to control and operate the common portions of the Building and exterior facilities furnished for common use of the tenants (such as the eating, smoking, and parking areas) in such a manner as Landlord deems appropriate.

2.
No awnings or other projections shall be attached to the outside walls of the Building without the prior written consent of Landlord. All drapes, or window blinds, must be of a quality, type and design, color and attached in a manner approved by Landlord.

3.	No showcases or other articles shall be put in front of or affixed to any part of the exterior of the Building, or placed in hallways or building vestibules without prior written consent of Landlord.

4.
Restrooms and other plumbing fixtures shall not be used for any purposes other than those for which they were constructed and no debris, rubbish, rags or other substances shall be thrown therein. Only standard toilet tissue may be flushed in commodes. All damage resulting from any misuse of these fixtures shall be the responsibility of the tenant who, or whose employees, agents, visitors, clients, or licensees shall have caused same.

5.
No tenant, without the prior consent of Landlord, which shall not be unreasonably withheld or delayed, shall mark, paint, drill into, bore, cut or string wires or in any way deface any part of the Premises or the Building of which they form a part except for the reasonable hanging of decorative or instructional materials on the walls of the Premises.

6.
Tenants shall not construct or maintain, use or operate in any part of the project any electrical device, wiring or other apparatus in connection with a loud speaker system or other sound/communication system which may be heard outside the Premises. Any such communication system to be installed within the Premises shall require prior written approval of Landlord.

7.
No mopeds, skateboards, scooters or other vehicles and no animals, birds or other pets of any kind shall be brought into or kept in or about the Building other than a service animal performing a specified task.

8.	No tenant shall cause or permit any unusual or objectionable odors to be produced upon or permeate from its premises.

9.	No space in the Building shall be used for the manufacture of goods for sale in the ordinary course of business, or for sale at auction of merchandise, goods or property of any kind.

10.
No tenant, or employees of tenant, shall make any unseemly or disturbing noises or disturb or interfere with the occupants of this or neighboring buildings or residences by voice, musical instrument, radio, talking machines, or in any way. All passage through the Building’s hallways, elevators, and main lobby shall be conducted in a quiet, businesslike manner. Skateboarding, rollerblading and rollerskating shall not be permitted in the Building or in the common areas of the Project.

11.	No tenant shall throw anything out of the doors, windows, or down corridors or stairs of the Building.

12.
Tenant shall not place, install or operate on the Premises or in any part of the Project, any engine, stove or machinery or conduct mechanical operations or cook thereon or therein (except for coffee machine, microwave oven, toasters and/or vending machine), or place or use in or about the Premises or Project any explosives, gasoline, kerosene oil, acids, caustics or any other flammable, explosive, or hazardous material without prior written consent of Landlord.

13.
No smoking is permitted in the Building, including but not limited to the Premises, rest rooms, hallways, elevators, stairs, lobby, exit and entrances vestibules, sidewalks, parking lot area except for the designated exterior smoking area. All cigarette ashes and butts are to be deposited in the containers provided for same, and not disposed of on sidewalks, parking lot areas, or toilets within the Building rest rooms.

14.
Tenants are not to install any additional locks or bolts of any kind upon any door or window of the Building without prior written consent of Landlord. Each tenant must, upon the termination of tenancy, return to the Landlord all keys for the Premises, either furnished to or otherwise procured by such tenant, and all security access cards to the Building.

15.	All doors to hallways and corridors shall be kept closed during business hours except as they may be used for ingress or egress.

16.
Tenant shall not use the name of the Building, Project or Landlord in any way in connection with his business except as the address thereof. Landlord shall also have the right to prohibit any advertising by tenant, which, in its sole opinion, tends to impair the reputation of the Building or its desirability as a building for offices, and upon written notice from Landlord, tenant shall refrain from or discontinue such advertising.

17.
Tenants must be responsible for all security access cards issued to them, and to secure the return of same from any employee terminating employment with them.  Lost cards shall cost $35.00 per card to replace. No person/company other than Building tenants and/or their employees may have security access cards unless Landlord grants prior written approval.

18.
All deliveries by vendors, couriers, clients, employees or visitors to the Building which involve the use of a hand cart, hand truck, or other heavy equipment or device must be made via the Freight Elevator, if such Freight Elevator exists in the Building. Tenant shall be responsible to Landlord for any loss or damage resulting from any deliveries made by or for tenant to the Building. Tenant shall procure and deliver a certificate of insurance from tenant’s movers which certificate shall name Landlord as an additional insured.

19.	Landlord reserves the right to inspect all freight to be brought into the Building, and to exclude from the Building all freight or other material which violates any of these rules and regulations.

20.
Tenant will refer all contractors, contractor’s representatives and installation technicians, rendering any service on or to the premises for tenant, to Landlord for Landlord’s approval and supervision before performance of any contractual service or access to Building. This provision shall apply to all work performed in the Building including installation of telephones, telegraph equipment, electrical devices and attachments and installations of any nature affecting floors, walls, woodwork, trim, windows, ceilings, equipment or any other physical portion of the Building. Landlord reserves right to require that all agents of contractors/vendors sign in and out of the Building.

21.	Landlord reserves the right to exclude from the Building at all times any person who is not known or does not properly identify himself to Landlord’s management or security personnel.

22.
Landlord may require, at its sole option, all persons entering the Building after 6 PM or before 7 AM, Monday through Friday and at any time on Holidays, Saturdays and Sundays, to register at the time they enter and at the time they leave the Building.

23.	No space within the Building, or in the common areas such as the parking lot, may be used at any time for the purpose of lodging, sleeping, or for any immoral or illegal purposes.

24.	No employees or invitees of tenant shall use the hallways, stairs, lobby, or other common areas of the Building as lounging areas during “breaks” or during lunch periods.

25.	No canvassing, soliciting or peddling is permitted in the Building or its common areas by tenants, their employees, or other persons.

26.	No mats, trash, or other objects shall be placed in the public corridors, hallways, stairs, or other common areas of the Building.

27.
Tenant must place all recyclable items of cans, bottles, plastic and office recyclable paper in appropriate containers provided by Landlord in each tenant’s space. Removal of these recyclable items will be by Landlord’s janitorial personnel.

28.
Landlord does not maintain suite finishes which are non-standard, such as kitchens, bathrooms, wallpaper, special lights, etc. However, should the need arise for repair of items not maintained by Landlord, Landlord at its sole option, may arrange for the work to be done at tenant’s expense.

29.	Drapes installed by tenant, which are visible from the exterior of the Building, must be cleaned by Tenant, at its own expense, at least once a year.

30.
No pictures, signage, advertising, decals, banners, etc. are permitted to be placed in or on windows in such a manner as they are visible from the exterior, without the prior written consent of Landlord.

31.	Tenant or tenant’s employees are prohibited at any time from eating or drinking in hallways, elevators, rest rooms, lobby or lobby vestibules.

32.	Tenant shall be responsible to Landlord for any acts of vandalism performed in the Building by its employees, agents, invitees or visitors.

33.
No tenant shall permit the visit to its Premises of persons in such numbers or under such conditions as to interfere with the use and enjoyment of the entrances, hallways, elevators, lobby or other public portions or facilities of the Building and exterior common areas by other tenants.

34.
Landlord’s employees shall not perform any work or do anything outside of their regular duties unless under special instructions from Landlord. Requests for such requirements must be submitted in writing to Landlord.

35.
Tenant agrees that neither tenant nor its agents, employees, licensees or invitees will interfere in any manner with the installation and/or maintenance of the heating, air conditioning and ventilation facilities and equipment.

36.
Landlord will not be responsible for lost or stolen personal property, equipment, money or jewelry from tenant’s area or common areas of the Project regardless of whether such loss occurs when area is locked against entry or not.

37.
Landlord will not permit entrance to tenant’s Premises by use of pass key controlled by Landlord, to any person at any time without written permission of tenant, except employees, contractors or service personnel supervised or employed by Landlord.

38.	Tenant and its agents, emp1oyees and invitees shall observe and comply with the driving and parking signs and markers on the Building grounds and surrounding areas.

39.	Tenant and its employees, invitees, agents, etc. shall not enter other separate tenants’ hallways, restrooms or premises unless they have received prior approval from Landlord’s management.

40.	Tenant shall not use or permit the use of any portion of the Premises for outdoor storage.